Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan
2022 Addendum

This Addendum to the Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan (the "Plan") is effective for the Plan year commencing on January 1, 2022 (the "2022 Plan Year") and is intended to set forth certain provisions of the Plan that are determined at the discretion of the Compensation and Human Resources Committee of the Enterprise Bank and Trust Company Board of Directors (the "Compensation and Human Resources Committee"). Plan eligibility and Plan contributions will be reviewed annually by the Compensation and Human Resources Committee.

Plan Eligibility
The Chief Executive Officer and individuals with an officer status of Executive Vice President as of March 15, 2022 will be eligible for Plan contributions.

Employer Plan Contribution
Plan contributions will be made annually on or before March 15 of the year following the plan year and will be as follows for 2022:

Service Based Contributions
A service-based contribution of $7,000 will be made for the following Executive Vice Presidents for 2022:
•Chief Commercial Lending Officer
•Branch Administration Director
•Construction Lending Director
•Chief Risk Officer
•Chief Banking Officer
•NH Community Banking and Lending Director
•Chief Mortgage and Consumer Lending Officer
•Chief Sales, Community and Customer Relationship Officer
•Chief Human Resources Officer
•Chief Digital and Operations Officer
•Regional Commercial Lending Director
•Chief Information Officer
•Chief Financial Officer & Treasurer

A service-based contribution of $18,000 will be made for the following Executive Vice Presidents for 2022:
•Managing Director of Wealth Management & Chief Operating Officer

A service-based contribution of $100,000 will be made for the Chief Executive Officer for 2022.

Performance Based Contributions
The particpants will each receive an additional contribution based on the performance of the Income metric:

	0%	25%	50%	75%	100% (Target)	125%	150%
Income Metric*	41.4M	45.4M	49.4M	53.4M	57.4M	61.4M	65.4M
Executive Vice Presidents Contribution Amount:	$0	$1,750	$3,500	$5,250	$7,000	$14,000	$21,000
Chief Executive Officer Contribution Amount:	$0	$31,250	$62,500	$93,750	$125,000	$156,250	$187,500
* Income is defined as pre-tax income excluding income taxes, variable compensation plan expense, the provision for credit losses, and gains or losses on sales or terminations of bonds, other real estate owned, derivatives, and borrowings.

Scorecard Adjustor for the Provision for Credit Losses:
A favorable or unfavorable variance to budget for the Provision for Credit Losses expense will be applied to the Income performance factor at 50% of the variance. For example, if the Provision for Credit Losses is favorable or unfavorable to budget by $1 million, the Income performance factor results would be increased or decreased by $500 thousand.

Scorecard Calculation Information:
The scorecard will be calculated using a precise payout level based on actual performance between levels. For example, if the Bank’s adjusted Income result is $55.50M, the Income performance metric would be 88%.